SWM

January 5, 2018

Via e-mail delivery

Ms. Allison Aden
3220 Andrews Dr. NW
Atlanta, Georgia 30305

Dear Ms. Aden:

This letter of agreement (this "Letter of Agreement") will serve to confirm our agreement regarding the terms and conditions of your resignation from your employment with Schweitzer-Mauduit International, Inc. (the "Company") (with the Company, collectively with its affiliates referred to herein as "SWMI"). You acknowledge that this Letter of Agreement, your Cliff Vesting Agreement for 2,000 shares of restricted stock with a Grant Date of December 21, 2015 and a Settlement Date of December 21, 2019, your Restricted Stock Agreement for Service Based Shares Tranche 2 for 2,119 shares of restricted stock and the Performance Award Opportunity Agreement for 15,331 shares of restricted stock, each with a Grant Date of February 24, 2017, and a Settlement Date of February 24, 2018, and Restricted Stock Agreement for Service Based Shares Tranche 1 for 2,114 shares of restricted stock and Restricted Stock Agreement for Service Based Shares Trance 2, each with a Grant Date of February 22, 2017 and a Settlement of February 22, 2018, Performance Award Opportunity Agreement with a Grant Date of February 22, 2017 and a Settlement Date of February 22, 2019[1], and the Confidential Information and Business Ideas, Inventions and Development Agreement, dated November 2, 2015, and your 2016 Executive Severance Plan Participation Agreement, dated February 17, 2017 which shall continue to apply in all respects, constitute the entire agreement and understanding between SWMI and you (collectively, the "Agreements") relating to your separation from employment and post-employment compensation and benefits. There are no other valid oral or written agreements relating to your separation from employment and post-employment compensation and benefits, except as expressly provided in the Agreements. You acknowledge and agree that you would not be eligible for, or otherwise entitled to, continued employment or any of the other benefits set forth in this Letter of Agreement, but for your undertakings and other promises set forth in this Letter of Agreement.

We have agreed as follows:

1. Transition:

Provided that you return a signed copy of this Letter of Agreement within 21 calendar days after you receive it, comply with its terms, and do not revoke this

[1] Shares are estimated to be 7,364 depending on actual results; to be confirmed by the Compensation Committee on February 28, 2018.

Letter of Agreement per its terms:

A. You shall continue in your current positions of Executive Vice President, Finance and Chief Financial Officer of the Company until February 5, 2018. Commencing on February 5, 2018 and continuing until March 2, 2018 (the "Transition Date")[1], you shall serve as the Co-Chief Financial Officer of the Company. February 5, 2018 shall be the effective date of the appointment of your successor, who shall serve as Co-Chief Financial Officer of the Company with you during the period from February 5, 2018 through the Transition Date. For the avoidance of doubt, you will remain the Company's sole Principal Financial Officer responsible for financial reporting until the Transition Date. On the Transition Date, you shall cease to serve as the Co-Chief Financial Officer of the Company, but you will remain employed by the Company in the capacity of Senior Financial Executive through April 27, 2018 (the "Separation Date"). The Separation Date shall be the effective date of termination of your employment with the Company. You shall remain eligible to receive your 2017 AIP Award consistent with the terms of the Company plan.

B. Subject to your execution, non-revocation and compliance with this Letter of Agreement and your continued service from the date of this Letter of Agreement through the Separation Date, you shall receive the following compensation and benefits with respect to the period from January 1, 2018 through the Separation Date: (i) your annualized base salary shall remain at the current rate of $457,600 (subject to applicable withholdings and payable in installments in accordance with the Company's customary payroll practices); (ii) you will be paid an amount equal to $320,320 multiplied by a fraction, the numerator of which is the number of days between January 1, 2018 and the Separation Date, and the denominator of which is 365 (the "Prorated AIP Award") (subject to applicable withholdings and payable in a lump sum within 30 calendar days after the Separation Date); (iii) your outstanding restricted stock awards granted pursuant to your October 26, 2015 offer letter (the "Sign-on Incentive"), the terms of which provide for 4-year cliff vesting, will be subject to accelerated vesting on a pro rata basis, your outstanding restricted stock awards granted with respect to the 2016 Tranche 1 and 2 time based awards and the 2016 performance awards under the Company's Long Term Incentive Plan ("LTIP") will continue to vest in accordance with the terms of the applicable award agreements, and the 2017 Tranche 1 time-based award and the 2017 performance award under the Company's Long Term Incentive Plan will accelerate vesting and vest as of the Separation Date(it being agreed that Exhibit A attached hereto accurately reflects the number and vesting status of each outstanding equity award held by you as of the date of this Letter of Agreement); and (iv) provided that in Company's sole discretion you successfully transition your duties and responsibilities between the date of this Letter of Agreement and the Separation Date, you will be paid a performance bonus of $100,000 (subject to applicable withholdings and payable in a lump sum within 30 calendar days after the Separation Date). You understand and agree that the payments contemplated

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by this Section 1(B)(ii) and Section 1(B)(iv) are being made in lieu of (A) your participation in the Company's Annual Incentive Plan ("AIP") for 2018 and (B) any new LTIP grants. You shall not be entitled to any LTIP grants or AIP payments for 2018 or later.

2. Post-Separation Benefits:

A. Subject to your execution, non-revocation and compliance with the general release attached to this Letter Agreement as Exhibit B (the "Supplemental Release") by no sooner than the Separation Date and no later than the date that is 21 calendar days following the Separation Date, the Company will provide you with the following post-separation benefits in accordance with the Company's 2016 Executive Severance Plan (the "Severance Plan") and the Participation Agreement, dated February 17, 2017, between you and the Company: (i) you will be paid an amount equal to 12 months of your current annual base salary of $457,600, less applicable withholdings; and (ii) for a period of 12 months following the Separation Date, you will be entitled, on a monthly basis, to all benefits under the group health care plan and dental care plan in which you were participating immediately prior to the Separation Date, to the same extent as if you had continued to be an employee of the Company during such 12-month period, and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Company (or, if not permitted by the applicable plan or applicable law or which would result in adverse tax consequences to the Company, a comparable plan established by the Company to the extent permitted by applicable law). The post-separation benefits described in this Section 2.A shall be paid or provided in accordance with the terms and conditions of the Severance Plan.

B. Except as otherwise provided herein, you acknowledge and agree that you are not entitled to receive any payments or benefits under any severance plan, arrangement, program or policy of SWMI. Except as otherwise expressly provided herein, this Letter of Agreement constitutes the final and entire agreement between you and SWMI on the subject matter herein, and no other representation, promise, or agreement has been made to cause you to sign this Letter of Agreement or any of the other Agreements. All other agreements regarding your employment or the subject matter herein shall be superseded by this Letter of Agreement and the other Agreements, except as expressly set forth herein.

C. You will receive payments for earned and unpaid compensation through the Separation Date and unreimbursed business and entertainment expenses incurred or otherwise payable through the Separation Date as are reimbursable under our normal policies (payable not later than 30 calendar days after the Separation Date). Payment of these items will be made in a manner consistent with normal check processing schedules.

D. You will have certain rights under COBRA to continue your healthcare coverage. You must make your election under COBRA to continue health plan coverage within 60 calendar days after your benefits termination date. Additional

information regarding COBRA and its costs will be sent to you separately. You will have 31 calendar days from the Separation Date, to convert your executive supplemental long term disability coverage to an individual policy. You will receive a separate communication from the insurer with information about this process.

E. You will receive payment for any earned and unused vacation through the Separation Date in accordance with the Company's current vacation policy. Such payment will be made the month following your last regular paycheck which you will receive no later than 30 calendar days after the Separation Date.

F. If you are participating in the 401(k) Plan, subject to the terms of the 401(k) Plan, you may elect a distribution of your account by contacting John Hancock (mylife.jhrps.com), or by telephone at (1-800-294-3575). If you have additional questions or need information that is not available from John Hancock, please contact Schweitzer-Mauduit International, Inc. Benefits Department at (770) 569-4204.

3. Return of SWMI Property: On or before the Separation Date, you must return to SWMI all documents, files, manuals, forms, lists, charts, computer programs, diskettes, customer lists, notebooks, reports and other written or graphic design materials, including all copies thereof, whether in electronic or paper form, relating in any way to SWMI's business and prepared by you or obtained by you from SWMI, its clients, suppliers, or employees during the course of your employment with the Company (and take reasonable steps to delete the same from any electronic media or devices that remain in your possession). In addition, on or before the Separation Date, you must return all SWMI property, including but not limited to computers, keys, pass cards, security codes, cell phone, other equipment and credit cards provided to you by SWMI. The Company will keep your cell phone number on the Company's cell phone coverage plan at its expense through the Separation Date.

4. Confidentiality; Non-Disparagement; Non-Compete:

You hereby acknowledge that, by virtue of your unique relationship with SWMI, you have had and will continue to have access to Confidential Information (as defined below) and have developed and will continue to develop a unique and comprehensive familiarity with SWMI and the Business (as defined below) and affiliates, which you would not have otherwise had but for your employment with the Company, and which you acknowledge are valuable assets of SWMI. Accordingly, in consideration for the Company's undertakings in this Letter of Agreement, you agree to undertake the following obligations, which you acknowledge are reasonably designed to protect the legitimate business interests of SWMI, without unreasonably restricting your post-employment opportunities:

A. Except as required by law or as authorized in advance by the Company in furtherance of your performance of services to or on behalf of SWMI, and subject to <u>Section 11</u> below, you will not at any time during or after your employment, directly or indirectly use or disclose any confidential competitive, pricing, marketing,

proprietary and other information or materials relating or belonging to SWMI (whether or not reduced to writing) or provided by a client or other third party on a confidential basis ("Confidential Information"), except that you may use and disclose Confidential Information to your professional advisors, subject to your compliance with all applicable legal requirements relating to the trading of securities, in order to (1) exercise rights and comply with obligations as an equity holder in the Company, (2) appropriately monitor your investment in the Company and (3) comply with the terms of any agreement to which you and the Company or SWMI are a party. "Confidential Information" does not include information that (i) is generally available to and known by the public at the time of disclosure to you, (ii) disclosed to you by a third party not under an obligation of confidentiality, or (iii) independently developed by you.

B. You agree that you will not make any negative, disparaging, defamatory, slanderous or libelous statement, written or verbal, in any forum or medium, or take any other action, in disparagement or criticism of SWMI or any of its/their products, services, corporate policies, officers, employees and/or directors, subject to Section 11 below. Absent a termination for cause, as may be required by law and/or other than in connection with the enforcement of this Letter of Agreement, the Company agrees that upon the Separation Date it shall instruct the Company's executive officers not to make any negative, disparaging, defamatory, slanderous or libelous statement, written or verbal, in any forum or medium, or take any other action, in disparagement of you.

C. Except as expressly authorized by the Company in furtherance of your duties pursuant to this Letter of Agreement, you shall not, at any time during the time that you are performing services for or on behalf of the Company and during the Post-Services Restricted Period (as defined below), directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise):

(i) engage in, or assist any other person in engaging in, any area of business in which SWMI was active at the time of, or at any time within the 12 month period prior to, the commencement of the Post-Services Restricted Period (the "Business"), perform services involving the Business in any executive, managerial, sales, marketing, research or other competitive capacity for any person engaged in the Business, or provide financial assistance involving the Business to any person engaged in the Business, in each case anywhere the Company conducts Business in the world as of the commencement of the Post-Services Restricted Period (the "Territory"), it being understood that the Company actively conducts and will conduct the Business throughout the Territory and that the Business effectively may be engaged in from any location throughout the Territory;

(ii) induce, solicit, or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication, or otherwise) any Client (as defined below) for the purpose of performing or providing or facilitating the performance or provision of any services or products relating to and competitive with

the Business;

(iii) seek or accept a position as an officer, director or employee of, or as a consultant or other non-employee service provider to, any Client where your duties or services for such Client involve engaging in the Business;

(iv) induce, solicit, or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication, or otherwise) any employee of SWMI who (A) worked in an executive-level role or (B) directly or indirectly supervised or was supervised (formally or informally) by you, or otherwise worked with you on more than a *de minimis* basis on Business-related matters ("Company Employees") in each case, at any time during the eighteen (18) month period preceding the commencement of the Post-Services Restricted Period to terminate his or her employment or other relationship or association with SWMI in order to enter into any employment relationship with or perform services for any other person, provided an individual ceases to be a Company Employee when he or she has not performed work for the Company for a period of six (6) months; or

(v) induce, solicit, or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication, or otherwise) any supplier, vendor or other person with which SWMI has a business relationship to terminate, restrict or otherwise modify its business relationship with SWMI;

provided, however, that nothing set forth in this Section 4.C shall prohibit you from owning not in excess of 5% in the aggregate of any class of capital stock or other ownership interests of any company if such stock or other ownership interests are publicly traded and listed on any national or regional stock exchange.

D. As used in this Letter of Agreement, "Post-Services Restricted Period" means the period of your performance of services for or on behalf of the Company. As used in this Letter of Agreement, "Client" means any client of the Company or any of its affiliates with respect to whom, at any time during the twelve (12) month period preceding the commencement of the Post-Services Restricted Period, you: (A) performed services on behalf of SWMI, or (B) had substantial contact or acquired or had access to Confidential Information as a result of or in connection with your performance of services to or on behalf of SWMI.

E. The parties agree that in the event any of the prohibitions or restrictions set forth in this Section 4 are found by a court or arbitrator of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible.

F. You acknowledge and agree that SWMI shall be entitled to injunctive relief to prevent any actual or threatened breach or any continuing breach by you of

your obligations under Section 4 of this Agreement (without posting a bond or other security), without limiting any other remedies that may be available to them.

G. You agree to promptly disclose your obligations under Section 4 of this Letter of Agreement to any future employer or other person with whom you may become, or may seek to become, employed or engaged to perform services of any kind following your employment with the Company, provided, however, you are not required to disclose your obligations under Section 4 to any charitable, non-profit or civic organizations for which you perform services. You further agree that the Company may in its discretion disclose this Letter of Agreement or any part thereof to any such actual or prospective employer or other person, and that you shall not have or assert any claims of any kind against the Company for doing so.

5. General Release:

A. In exchange for the obligations assumed by the Company herein, you (along with your heirs, agents, administrators and/or executors) hereby release and forever discharge SWMI (including its current and former subsidiaries and affiliates, and their directors, officers, employees, representatives, agents, and employee benefit plans and trusts of each of them, and all of their respective successors and assigns) (collectively, "Releasees") from any and all manner of actions, lawsuits, proceedings, claims, charges, causes of action, complaints, demands, liabilities, obligations, agreements, damages, costs, losses and expenses (including attorneys' fees and legal expenses) of any kind or character whatsoever (collectively, "Claims"), at law or in equity, known or unknown, which you now have, had or may hereafter claim to have against any of the Releasees which are legally waivable, including without limitation Claims that in any way are directly or indirectly related to or connected with your employment or service with the Company or the termination of your employment or service with the Company, and further including, but not limited to:

- any Claims relating to your employment or service with the Company (including any of its subsidiaries or affiliates);
- any Claims relating to any equity award agreement between you and SWMI;
- any Claims relating to the termination of your employment or service with the Company (including any of its subsidiaries or affiliates);
- any Claims relating to discrimination or harassment in your employment or service based on race, color, religion, national origin, age, sex, gender, pregnancy, disability, sexual orientation, gender identity, genetic information, military status, veteran status or other classification protected by applicable federal, state or local law as enacted or amended (including Title VII of the Civil Rights

Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans With Disabilities Act, as amended, the Equal Pay Act, the Genetic Information Non-Discrimination Act, The Pregnancy Discrimination Act, the Labor Management Relations Act, Executive Order 11141, the Vietnam Era Veterans' Readjustment Act of 1974, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Equal Pay for Equal Work Act and any other federal, state or local anti-discrimination laws or related statutes as well as all other state and local fair employment practices laws and any Claims for retaliation under any such laws;

- any other federal, state or local anti-discrimination laws or related statutes and any Claims for retaliation under any such laws;
- any Claims regarding leaves of absence including but not limited to under the Family and Medical Leave Act of 1993, as amended;
- any Claims arising under the Immigration Reform and Control Act;
- any Claims arising under the National Labor Relations Act;
- any Claims under the Worker Adjustment Retraining and Notification Act and similar state and local laws;
- any Claims under the Employee Retirement Income Security Act of 1974, as amended;
- any Claims for attorneys' fees and costs; and
- any other statutory, regulatory, common law or other Claims of any kind, including but not limited to Claims for violation of public policy, breach of contract, libel, slander fraud, wrongful discharge, estoppel, misrepresentation and/or emotional distress.

Nothing set forth in this Section 5 shall prohibit you from enforcing your rights under the Agreements.

B. You acknowledge that this Letter of Agreement resolves all legal Claims described above that you may have against the Releasees as of the date you sign this Letter of Agreement. You represent and warrant that: (i) there has not been filed by you or on your behalf any legal or other proceedings against any Releasee (provided, however, that you need not disclose to the Company, and the foregoing

representation and warranty in this subpart (i) does not apply to, conduct or matters described in Section 11 below); (ii) you are the sole owner of the Claims that are released in this Section 5; (iii) none of these Claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (iv) you have the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Letter of Agreement.

C. This general release covers any Claims you may have up to and including the date you sign this Letter of Agreement to the maximum extent the law permits such Claims to be released, but does not cover Claims that arise after the date you sign this Letter of Agreement or those relating to the enforcement of this Letter of Agreement, nor will it affect any claims you may have for workers' compensation benefits or under the Fair Labor Standards Act, or those vested benefits under ERISA which are intended to survive your termination as an employee of the Company.

D. You agree that neither this Letter of Agreement nor the Company's offer to enter into this Letter of Agreement should be construed as any admission by any Releasee that any of them has acted wrongfully toward you or any other person or that you have any rights against any Releasee, and that each Releasee expressly denies any liability to, or wrongful acts against, you or any other person on its part or the part of any other person.

6. Consideration Period:

If you sign this Letter of Agreement, you will be giving up important rights. You are encouraged to consult with an attorney prior to your execution of this Letter of Agreement, at your own expense. Further, please be advised that you have 21 calendar days from the date this Letter of Agreement was first presented to you to consider executing this Letter of Agreement. If you execute this Letter of Agreement prior to the expiration of such 21-day period, then you acknowledge that you were given at least 21 calendar days to consider executing it and that your decision to execute it sooner was knowingly and voluntarily made. You agree that any negotiations or modifications to this Letter of Agreement, whether or not material, will not restart such 21-day review period.

By signing and returning this Letter of Agreement, you represent and agree that you have read it carefully and fully understand the terms of this Letter of Agreement, including the general release contained in Section 5 and your right to discuss this Letter of Agreement with an attorney of your own choosing; that you have, to the extent, if any, which you desire, taken advantage of your right to consult with an attorney prior to signing it; that you are signing it knowingly and voluntarily in exchange for consideration to which you otherwise would not be entitled, that you have not been coerced or threatened into signing it; and that no promises, inducements or representations have been made which caused you to sign this Letter of Agreement, other than those expressly set forth in this Letter of Agreement.

7. Revocation Period:

You have the right for a period of 7 calendar days following your execution of this Letter of Agreement, to revoke this Letter of Agreement by delivering written notice of revocation to Vera Arthur, Senior Vice President, Human Resources & Enterprise Communications, at SWM International at 100 North Point Center East, Suite 600, Alpharetta, GA 30022. If the end of such 7-day revocation period falls on a Saturday, Sunday or legal holiday in the State of Georgia, the 7-day revocation period shall be extended until the next day that is not a Saturday, Sunday or legal holiday in the State of Georgia. If you revoke this Letter of Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Letter of Agreement, you understand that this Letter of Agreement shall become immediately null and void *ab initio* and that SWMI shall have no obligation to make any payments or provide any other benefits to you.

8. Effective Date:

This Letter of Agreement shall take effect on the first business day immediately following the expiration of the 7-day revocation period applicable to this Letter of Agreement, provided this Letter of Agreement has not been revoked by you as provided in Section 7, during such 7-day revocation period.

9. Miscellaneous:

This Letter of Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles thereof. This Letter of Agreement may only be amended or modified by a written agreement signed by you and an authorized representative of the Company (other than you). You acknowledge and agree that this Letter of Agreement is assignable by the Company in connection with the sale of all or substantially all of the assets of the Company, but not otherwise. Sections 2 through 13 herein and Exhibit A hereto shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of your employment. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Letter of Agreement.

10. Cooperation:

You agree that you will fully cooperate with reasonable requests by the Company regarding any and all matters associated with any investigations, claims or litigation involving SWMI brought by third parties about which you have knowledge or the ability to assist SWMI in its defense for 2 years following the Separation Date (such period shall be 3 years for cooperation associated with any governmental investigations). Your cooperation in such matters will include answering questions by SWMI regarding the subject of any such investigations, claims or litigation, voluntarily participating in depositions, providing affidavits and testimony if necessary, and

assisting SWMI in responding to data or discovery requests. You agree that any participation in the above-referenced matters will be truthful and factual. SWMI will reimburse you for all reasonable out of pocket expenses incurred in providing such cooperation.

11. No Interference with Government Communications:

Notwithstanding any other provision of this Letter of Agreement, nothing contained in this Letter of Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, "Government Agencies"), or prevents you from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Letter of Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Letter of Agreement does not limit your eligibility to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934.

12. Taxes:

You shall be responsible for any tax consequences of any payments made pursuant to this Letter of Agreement, except for any applicable taxes that the Company may become obligated to withhold from your compensation as an employee of the Company. The Company may withhold from any amounts due to you any and all required withholdings, and you agree to satisfy any withholding taxes not satisfied by withholdings from any payments due to you. You acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this Letter of Agreement, and that you are solely responsible for determining those consequences and satisfying all of your applicable tax obligations resulting from any payments described herein.

The payments provided hereunder are intended to meet the requirements of Section 409A of the Internal Revenue Code and the rules, regulations and guidance promulgated thereunder ("Section 409A"), and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this Letter of Agreement, payments provided hereunder may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Letter of Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent that any reimbursement of expenses or in-kind benefits constitutes "deferred compensation" under Section 409A, (i) such reimbursement or benefit will be provided no later than December 31 of the year following the year in which the expense was incurred; (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year; and (iii) the right to reimbursement of expenses

or in-kind benefits may not be liquidated or exchanged for any other benefit. Any provision of this Letter of Agreement to the contrary notwithstanding, if you are deemed to be a "specified employee" (within the meaning of Section 409A), then with regard to any payment or benefit hereunder that is "deferred compensation" (within the meaning of Section 409A) and which is paid as a result of the your "separation from service" (within the meaning of Section 409A), such payment or benefit shall be made or provided at the date which is the earlier of (A) six (6) months and one (1) day following the date of your separation from service, and (B) your death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to the preceding sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum without interest, and any remaining payments and benefits due under this Letter of Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The Company makes no representation or warranty and shall have no liability to you or any other person if any provision of this Letter of Agreement are determined to constitute deferred compensation subject to Section 409A, but do not satisfy an exemption from, or the conditions of, Section 409A. In the event that either you or the Company determines that any provision hereof does not comply with Section 409A or any rules, regulations or guidance promulgated thereunder and that as a result you may become subject to a Section 409A tax, the Company and you shall cooperate diligently to amend the terms of this Letter of Agreement to avoid such Section 409A penalties to the extent possible.

13. Severability:

You and the Company agree that if any part of this Letter of Agreement is found to be overbroad and/or unenforceable, the court making this determination shall have the authority to narrow that part to make it enforceable. In addition, each part of this Letter of Agreement is independent of and severable from the others. In the event that a part of this Letter of Agreement is found to be illegal or unenforceable and is not modified to be enforceable, the affected part shall be stricken from the Letter of Agreement and the rest of this Letter of Agreement will still remain in force. For purposes of this, the term "part" shall be construed to include any paragraph as well as any part or any subpart of any paragraph in this Letter of Agreement.

Please sign the enclosed copy of this Letter of Agreement, within 21 calendar days after the date hereof, to signify your understanding and acceptance of the terms and conditions contained herein.

Very truly yours,

Jeffrey Kramer
Chief Executive Officer

The foregoing Letter of Agreement has been read and accepted as a binding agreement between Schweitzer-Mauduit International, Inc. and the undersigned this 11th day of January, 2018.

Name: Allison Aden

EXHIBIT A

1. 2,000 cliff shares vesting 12/21/2019 – vesting prorated to Separation Date.
2. 2,119 2016 Time-Based Tranche 2 LTIP shares vesting 2/24/18.
3. 15,331 2016 Performance Based LTIP shares vesting 2/24/18.
4. 2,114 2017 Time-Based Tranche 1 LTIP shares with vesting accelerated to Separation Date.
5. 2,114 2017 Time-Based Trance 2 LTIP shares vesting 2/22/19 will be forfeited
6. 2017 Performance Based LTIP shares to be granted 2/28/18 with vesting accelerated to Separation Date

EXHIBIT B

Supplemental Release

I, Allison, Aden, am signing this Supplemental Release (this "Release") pursuant to Section 2.A of the letter of agreement, dated January ____, 2018, between Schweitzer-Mauduit International, Inc. (the "Company") and me (the "Letter of Agreement"). In consideration of the post-separation benefits to be provided to me under Section 2.A of the Letter of Agreement, I hereby release and forever discharge the Company, its current and former subsidiaries and affiliates, and their directors, officers, employees, representatives, agents, and employee benefit plans and trusts of each of them, and all of their respective successors and assigns (collectively "Releasees") from any and all manner of actions, lawsuits, proceedings, claims, charges, causes of action, complaints, demands, liabilities, obligations, agreements, damages, costs, losses and expenses (including attorneys' fees and legal expenses) of any kind or character whatsoever (collectively, "Claims")), at law or in equity, known or unknown, which I now have, had or may hereafter claim to have against any of the Releasees which are legally waivable, including without limitation Claims that in any way are directly or indirectly related to or connected with my employment or service with the Company or the termination of my employment or service with the Company, and further including, but not limited to:

- any Claims relating to my employment or service with any Releasee;
- any Claims relating to any equity award agreement between me and any Releasee;
- any Claims relating to the termination of my employment or service with any Releasee;
- any Claims relating to discrimination or harassment in my employment or service based on race, color, religion, national origin, age, sex, gender, pregnancy, disability, sexual orientation, gender identity, genetic information, military status, veteran status or other classification protected by applicable federal, state or local law as enacted or amended (including Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans With Disabilities Act, as amended, the Equal Pay Act, the Genetic Information Non-Discrimination Act, The Pregnancy Discrimination Act, the Labor Management Relations Act, Executive Order 11141, the Vietnam Era Veterans' Readjustment Act of 1974, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Equal Pay for Equal Work Act and any other federal, state or local anti-discrimination laws or related statutes as well as all other state and local fair employment practices laws and any Claims for retaliation under any such laws;

- any other federal, state or local anti-discrimination laws or related statutes and any Claims for retaliation under any such laws;
- any Claims regarding leaves of absence including but not limited to under the Family and Medical Leave Act of 1993, as amended;
- any Claims arising under the Immigration Reform and Control Act;
- any Claims arising under the National Labor Relations Act;
- any Claims under the Worker Adjustment Retraining and Notification Act and similar state and local laws;
- any Claims under the Employee Retirement Income Security Act of 1974, as amended;
- any Claims for attorneys' fees and costs; and
- any other statutory, regulatory, common law or other Claims of any kind, including but not limited to Claims for violation of public policy, breach of contract, libel, slander fraud, wrongful discharge, estoppel, misrepresentation and/or emotional distress.

This Release covers any Claims I may have up to and including the date I sign this Release to the maximum extent the law permits such Claims to be released, but does not cover Claims that arise after the date hereof or those relating to the enforcement of the Letter of Agreement, nor will it affect any Claims I may have for workers' compensation benefits or under the Fair Labor Standards Act, or those vested benefits under ERISA which are intended to survive my termination as an employee of the Company.

Notwithstanding any other provision of this Release, nothing contained in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, "Government Agencies"), or prevents me from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit my eligibility to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934.

I understand that if I sign this Release, I will be giving up important rights. The Company has encouraged me to consult with an attorney prior to my execution of this Release, at my own expense. I understand that I may take up to 21 calendar days following the Separation Date (as defined in the Letter of Agreement) to consider executing this Release, but that I may not execute this Release prior to the Separation Date. If I

execute this Release prior to the expiration of such 21-day period, then I acknowledge that I was given at least 21 calendar days to consider executing it and that my decision to execute it sooner was knowingly and voluntarily made. I agree that any negotiations or modifications to this Release, whether or not material, will not restart such 21-day review period.

By signing and returning this Release, I represent and agree that I have read it carefully and fully understand its terms and my right to discuss this Release with an attorney of my own choosing; that I have, to the extent, if any, which I desire, taken advantage of my right to consult with an attorney prior to signing it; that I am signing it knowingly and voluntarily in exchange for consideration to which I otherwise would not be entitled, that I have not been coerced or threatened into signing it; and that no promises, inducements or representations have been made which caused me to sign this Release, other than those expressly set forth in the Letter of Agreement. I understand that I have the right for a period of 7 calendar days following my execution of this Release, to revoke this Release by delivering written notice of revocation to Vera Arthur, Senior Vice President, Human Resources & Enterprise Communication, at SWM International 100 North Point Center East, Suite 600, Alpharetta, GA 30022.

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Name: Allison Aden

Date: _______________